EXHIBIT 4.5

DR. REDDY’S LABORATORIES LTD.
DR. REDDY’S EMPLOYEES ADR STOCK OPTION SCHEME, 2007.
1.	Short title, extent and commencement:

a)	This Plan may be called the “Dr. Reddy’s Employees ADR Stock Option Scheme, 2007”.

b)	It applies only to the bonafide Employees of the Company and employees of all Subsidiaries, whether now or hereafter existing.

c)	It shall be deemed to have come into force on the date of approval of the Plan by the board.

2.	Object:
The object of the plan is to:
•	Incentivize performance towards creating better values for shareholders.

•	Attract and retain desired talent in the Company, by offering substantial wealth creation opportunity for employees.

•	Create a culture of enterprise and build very strong commitment amongst employees towards critical goals/ milestones of the Company.

3.	Definitions:
In this Plan, unless the context otherwise requires,
a)	“Administrator” means the Compensation Committee of the Company, which shall administer the Plan in accordance with Section 6 hereof.

b)	“ADR” means American Depository Receipts of the Company listed on the New York Stock Exchange and each evidencing one Share deposited with the Depositary.

c)	“Applicable Laws” means the legal requirements relating to stock Option plans, including, without limitation, the tax, securities or corporate laws of India, any conditions stipulated by stock exchanges on which the ADRs are listed or quoted.

d)	“Board” means the Board of Directors of the Company.

e)	“Company” means Dr. Reddy’s Laboratories Ltd.

f)	“Compensation Committee” means the Compensation Committee constituted by the Board.

g)	“Director” means a member of the Board.

h)	“Disability” shall mean “Permanent total Disability” as may be defined by the Compensation Committee.
i)	“Eligible Employee” means an Employee who qualifies for issue of Options under this Plan and who fulfills the minimum condition of one year of service and other conditions as decided in the appraisal process or such other employees as may be decided by the compensation committee from time to time within in the frame work of Securities Exchange Board of India (SEBI) guidelines.
Provided that, employees and directors who are either promoters or belong to the promoter group as defined in SEBI Guidelines shall not be eligible under this Plan. At present the following shall not be eligible.
Dr K Anji Reddy
Mr G V Prasad
Mr K Satish Reddy
Further provided that any person holding 2% of the outstanding share capital of the Company’s equity Shares/ADRs at any time after the commencement of this Plan shall not be eligible under this Plan.
j)	“Employee” means any person, including officers who are in the permanent employment of the company; Directors, appointed by the Company; or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

k)	“Employee Compensation” means the total cost incurred by the Company towards Employee Compensation including basic salary, dearness allowance, other allowances, bonuses and commissions, and the value of all perquisites provided, but does not include the fair value of the Options granted under any Option Plan.

l)	“Exercise” is the act of a written application being made by the Eligible Employee to the Company to have the Options vested in him issued as ADRs upon payment of the Exercise Price. Exercise can take place as specified after Vesting.

m)	“Exercise Period” means, the period after 12 months of the date of issue of Options to the Eligible Employee but within 60 months from the date of Vesting of the Options by the Company. On the expiry of the Exercise Period, any Options that have not been exercised will lapse and cease to be valid for any purpose.

n)	“Exercise Price” means, such amount as may be decided by the Compensation Committee at the time of grant of options that shall be paid by an Optionee at the time of Exercise.

o)	“Fair Market Value” of a share on a given date means the previous day closing price on the date of grant in the stock exchange where there is highest trading volume during that period.

p)	“Option” means a stock Option granted pursuant to the Plan, comprising of a right but not an obligation granted to an Employee to apply for and be allotted ADRs of the Company at the Exercise Price determined earlier, during or within the Exercise Period, subject to the requirements of Vesting.

q)	“Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The

Option Agreement is subject to the terms and conditions of the Plan. The Agreement is included as Annexure I.
r)	“Optionee” means the holder of an outstanding Option granted pursuant to this Plan.

s)	“Plan” mean this Dr. Reddy’s Employees ADR Stock Option Scheme, 2007.

t)	“Qualifying Date” means the 31st day of March of every year or the last day of the financial year of the Company, or such date as the Compensation Committee may decide. However, the Compensation Committee may relax the Qualifying Date condition on a case to case basis.

u)	“Shares” mean, the equity Shares of the Company with a nominal par value of Rs.5/- (Rupees five only) which have no preference in respect of dividends or in respect of amounts payable in the event of any voluntary liquidation or winding up of the Company.

v)	“Subsidiary” means a Subsidiary of the Company, whether now or hereafter existing as defined under Section 4 of the Companies Act, 1956.

w)	“Vesting” means the event of the Option granted under this Plan becoming eligible to be exercised and shall occur on such date/s or after such period, not earlier than the expiry of 12 months from the date of issue of the Options to the Eligible Employee or as may be determined by the Compensation Committee.

4.	Stock subject to the Plan:

a)	Subject to the provisions of section 17 of the Plan, the maximum aggregate number of ADRs on which Options may be granted under the Plan, are 1,530,779 ADRs, which represents 2% of the total issued Shares. The ADRs may be authorized but unissued or unacquired.

b)	If an Option expires or becomes unexercisable without having been exercised in full, the ADRs which were subject thereto shall become available for future grant under the Plan (unless the Plan has been terminated). However, ADRs that have actually been issued under the Plan upon Exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

5.	Establishment of the Compensation Committee:

a)	The Company has constituted a Committee by the name of the “Compensation Committee” to administer the stock option plans of the Company.

b)	The Dr. Reddy’s Employees ADR Stock Option Scheme, 2007 shall be administered by the Compensation Committee.

6.	Administration of the Dr Reddy’ Employee ADR Stock Option Scheme, 2007:

(a)	Subject to the provisions of the Plan, and subject to the approval of any relevant authorities, the Compensation Committee shall have the authority in its discretion:
i)	to determine Exercise Price;

ii)	to select the Employees to whom Options may from time to time be granted hereunder;

iii)	to determine the number of ADRs to be covered by each such Option granted hereunder;

iv)	to determine the Vesting period and the Exercise Period.

v)	to approve forms of agreement for use under the Plan;

vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted hereunder;

vii)	to prescribe, amend and rescind rules and regulations relating to the Plan; and

viii)	to construe and interpret the terms of the Plan and Options granted pursuant to the Plan.
(b)	All decisions, determinations and interpretations of the Compensation Committee shall be final and binding on all Optionees.

7.	Eligibility:

a)	Employees of all Grades shall be eligible for grants under the Plan. However, the consideration for purchase of ADRs under this Plan for resident employees shall not exceed US$50,000 or its equivalent in a block of 5 years, or such other limits as may be prescribed under Indian laws.

b)	New hires who are considered important to the success of the Company shall be eligible for grants under the Plan.

8.	Appraisal of Eligible Employees:

As soon as may be possible after the Qualifying Date, the Compensation Committee shall, based on the various criteria for selection of the Eligible Employees during the year (which criteria shall be decided from time to time by the Compensation Committee for assessing the contribution of the Employees) decide on the Eligible Employees who qualify under the Plan and the number of Options of the Company that may be issued to them.

9.	Grant of Options and Grant Frequency:

a)	The Compensation Committee may at its absolute discretion select and grant options to Eligible Employees on the terms and conditions and for the consideration as it may decide. The grant size shall be based on the ranges indicated in the following table.

	Designations	Number
6B	President	To be decided by the compensation committee on a case-to-case basis

5A to 6A	Executive Vice President Senior Vice President Vice President	Up to 10,000 options

4A to 4B	Senior Directors and Directors	Up to 5,000 options

3B	Associate Directors	Up to 3,000 options

3A and below	Other employees	Up to 2,000 options

	As applicable	Gap between desired positioning on Total Cost to the Company (excluding stock options) and Joining compensation.

The date of grant of an Option shall, for all purposes, be the date on which the Compensation Committee makes the determination granting such Option, or such later date as is determined by the Compensation Committee. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.
b)	The Compensation Committee shall grant options under the Plan on an annual basis. However the compensation committee may grant the options on such other dates as it deems fit.

10.	Vesting Period:

The administrator shall decide the vesting period of the options granted under the plan.

11.	Term of Plan and Option:

a)	The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of twenty (20) years unless all the Options granted under the Plan are exercised or have been extinguished or unless the Plan is terminated under Section 19 of the Plan.

b)	The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than five (5) years from the date of Vesting thereof.

12.	Option Exercise Price and Consideration:

a)	The Exercise Price for each option shall be determined by the Administrator at the time of grant of options.
The stock options can be grants in two categories:
Category A: 382,695 shall be available for grant of Stock Options at the fair market value; and
Category B: 1,148,084 Options shall be available for grant of Stock Options at par value of the shares i.e. Rs. 5 per option.”
       The fair market value of a share on each grant date falling under Category A above is defined as the closing price of the Company’s equity shares on the trading day immediately preceding the date of grant, in the stock exchange where there is highest trading volume during that period.
Notwithstanding the foregoing, the Compensation Committee may, after getting the approval of the shareholders in the annual general meeting, grant options with a per share exercise price other than fair market value and par value of the equity shares.
b)	The consideration to be paid for the ADRs to be issued upon Exercise of an Option, including the method of payment, shall be determined by the Compensation Committee at the time of grant. Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) consideration received by the Company under a cashless

Exercise program implemented by the Company in connection with the Plan, or (5) any combination of the foregoing methods of payment.
13.	Individual Limits for Grant of Options:
No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than or equaling 0.5% of the outstanding issued Share capital as on the date of grant, (excluding outstanding Options and conversions).
Notwithstanding the foregoing, pursuant to a specific special resolution passed by the members in General Meeting, the Compensation Committee may grant to the Employees mentioned in such special resolution, Options to purchase ADRs exceeding or equal to 1% of the of the outstanding issued share capital as on the date of the grant, (excluding outstanding Options and conversions).
14.	Exercise of Option and Rights as a Shareholder:
a)	Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Compensation Committee and set forth in the Option Agreement. Unless the Compensation Committee provides otherwise, the Vesting of Options granted hereunder shall be tolled during any unauthorized unpaid leave of absence. An Option may not be exercised for a fraction of a share.
b)	An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of Exercise (in accordance with the Option Agreement) from the person entitled to Exercise the Option, and (ii) full payment for the ADRs with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Compensation Committee and permitted by the Option Agreement and the Plan. ADRs issued upon Exercise of an Option shall be issued in the name of the Optionee. Until the ADRs are allotted, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the ADRs, notwithstanding the Exercise of the Option. The Company shall allot ADRs promptly after the Option is exercised to the custodians of the ADR depositories who in turn will issue the ADRs to the employee who have exercised their options. No adjustment will be made for a dividend or other right for which the record date is prior to the date the ADRs are issued.
c)	The ADRs shall be allotted in dematerialized form only. The responsibility of opening an account to receive the dematerialized ADRS lies with the Optionee.
15.	Termination of Relationship as an Employee:
a)	If an Optionee ceases to be an Employee, by reason of resignation subject to the specific approval of the Compensation Committee in each case, such Optionee may Exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, after termination, the Optionee does not Exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the ADRs covered by the unvested portion of the Option shall again become available for issuance under the Plan.

b)	In the event that an Optionee retires from service while being an employee, on attaining the age of retirement or superannuation, if applicable, all Options granted to him and Vested in him, may be exercised in the normal course as if the Optionee were continuing in employment. If, on the date of superannuation, the Optionee is not vested as to his or her entire Option, the unvested Options shall vest immediately. However this vesting will be subject to the minimum vesting period as prescribed under SEBI guidelines.
c)	In the case of termination of employment by the Company for misconduct on the part of Optionee, all options of the Optionee whether vested or unvested shall be forfeited.
16.	Death or Disability of Optionee:
If an Optionee dies while an Employee, or ceases to be an Employee as a result of the Optionee’s Disability, all Vested Options shall be exercised within such period of time as is specified in the Option Agreement. (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee or Optionee’s estate or by a person who acquires the right to Exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death or Disability. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan. If, on the date of death or disability, the Optionee is not vested as to his or her entire Option, the unvested Options shall vest immediately.
17.	Adjustments Upon Changes in Capitalization, Merger, Asset Sale, Share Split, Bonus Issue or Rights Issue:
a)	Changes in Capitalization: Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares, which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares subject to an Option.
b)	Dissolution or Liquidation: In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to Exercise his or her Option until 15 days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

c)	Merger or Asset Sale: In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to Exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing that the Option shall be fully exercisable for a period of 15 days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if the holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely equity shares (or their equivalent) of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the Exercise of the Option, for each ADR subject to the Option, to be solely equity shares (or their equivalent) of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Shares in the merger or sale of assets.
d)	In the event the Company, at any time after the grant of Options but prior to exercise, makes split or consolidation of the outstanding Shares, the Board of Directors shall, subject to prior approval of the shareholders in general meeting, make appropriate adjustments in the number of ADRs covered by each outstanding Options.
e)	In the event of the Company issuing bonus shares, the following changes shall be made:
•	The Exercise Price and grant size of both Vested and unvested Options shall be adjusted.

•	The following adjustment shall be made to the grant size:
Adjusted grant size of Options = Unadjusted grant size of Options x (No. of Shares + No. of bonus shares) ÷ No. of Shares
•	The following adjustment shall be made to the Exercise Price:
Adjusted Exercise Price of Options = Unadjusted Exercise Price of Options x No. of Shares ÷ (No. of Equity Shares + No. of bonus Shares)
f)	In the event of the Company issuing rights shares, the following changes shall be made:
•	The Exercise Price and grant size of both vested and unvested options shall be adjusted.

•	The following adjustment shall be made to the grant size:

Adjusted grant size of Options = Unadjusted grant size of Options x (No. of Shares + No. of Rights Shares) ÷ No. of Shares
•	The following adjustment shall be made to the Exercise Price
Adjusted Exercise Price of Options = {(No. of Shares x Unadjusted Exercise Price of Options) + (No. of Rights Shares x Rights Price)} ÷ (No. of Shares + No. of Rights Shares)
In any of the above adjustments, the exercise price shall not fall below Rs.5.
18.	Non-Transferability of Options:
The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.
19.	Terms and Conditions of the ADRs:
All ADRs allotted on Exercise of Options will rank pari-passu with all other ADRs of the Company for the time being in issue (save as regards any right attached to such ADRs by reference to a record date prior to the date of allotment).
20.	Amendment and Termination of the Plan:
a)	The Compensation Committee may at any time amend, alter, suspend or terminate the Plan.
Provided that the Company obtains shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
b)	No amendment, alteration, suspension or termination of the Plan shall impair the existing rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to Exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.
21.	Governing Law:
This Plan will be governed by guidelines issued by SEBI and all other laws as applicable from time to time.
22.	General:
a)	This Plan shall not form part of any contract of employment between the Company and the Employee. The rights and obligations of any individual under the terms of his office or employment with the Company shall not be affected by his participation in this Plan or any right which he may have to participate in it and nothing in this Plan shall be construed as affording such an individual any additional rights as to compensation or damages in consequence of the termination of such office or employment for any reason.

b)	This Plan shall not confirm on any person any legal or equitable rights (other than that to which he would be entitled as an ordinary member of the Company) against the Company either directly or indirectly or give rise to any cause of action in law or in equity against the Company.
* *

Exhibit A
DR. REDDY’S LABORATORIES LTD.
DR. REDDY’S EMPLOYEES ADR STOCK OPTION SCHEME, 2007
NOTICE OF EXERCISE OF OPTIONS
Date:
Dr. Reddy’s Laboratories Ltd
7-1-27, Ameerpet
Hyderabad — 500 016
Andhra Pradesh, India
Attention: Compensation Committee
1.	Exercise of Option. Effective as of the date of this notice, the undersigned (“Purchaser”) hereby elects to purchase ___ ADRs of Dr. Reddy’s Laboratories Ltd. (the “Company”) under and pursuant to the Dr. Reddy’s Employees ADR Stock Option Scheme, 2007 (the “Plan”) and the Stock Option Agreement dated, ___ (the “Option Agreement”). The purchase price for the Equity Shares shall be Rs.___, as required by the Option Agreement.
2.	Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Equity Shares.
3.	Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.
4.	Details of the Purchaser. The details of the purchaser re as under:

Name

Father’s Name

Address

Residential Status	Resident Indian / Non Resident Indian / Foreign National

Electronic account details where shares have to be credited

Submitted by:	Received by: